Exhibit 10.15
EMPLOYMENT AGREEMENT RELATING TO BUSINESS INFORMATION,
TRADE SECRETS AND NON-COMPETITION
     THIS AGREEMENT is made and entered into as of the 28 day of May, 2006, by and between Research Pharmaceutical Search, Inc. d/b/a Research Pharmaceutical Services, Inc., including business entities owned, controlled, operated, or otherwise affiliated with, related to, or a subsidiary of the corporation (hereinafter collectively referred to as “RPS”) and Harris Koffer (hereinafter referred to as “Employee”).
RECITALS
     RPS is in the pharmaceutical and clinical research industry and its business involves 1) business process outsourcing for research and development segment of pharmaceutical and biotechnology companies; 2) outsourcing for Phase II and III clinical trials 3) recruitment and recruitment management for Clinical Trials; 4) personnel searches for Clinical Trials; 5) providing services and personnel in support of projects conducted by pharmaceutical companies; 6) personnel staffing assessment and training, and desires to employ Employee in connection with such business activity; 7) Contract Research Organization (CRO) for Phase 2-4 Clinical Trials. RPS has expended substantial amounts of time, money and expertise in developing, perfecting and maintaining its confidential and proprietary information and trade secrets, and desires to impart such information to Employee, but only on the condition that such information will be used solely for RPS’s benefit and not in competition with or to the detriment of RPS.
     In connection with Employee’s duties, Employee will receive training and will have access to and/or be provided with and, in some circumstances, will prepare and create confidential and proprietary business information and trade secrets belonging to RPS.
     As a condition to Employee’s employment with RPS, RPS has required assurance by Employee that RPS’s confidential and proprietary business information and trade secrets will be fully protected as hereinafter provided and that both during and after employment Employee will not compete against RPS except as hereinafter permitted; and Employee is desirous of accepting the offer of employment with RPS and the substantial benefits to Employee flowing therefrom, and as a condition thereof Employee is willing and has agreed to abide by and faithfully observe the obligations of Employee set forth herein.
     THEREFORE, in consideration of the mutual promises and covenants provided RPS and Employee, intending to be legally bound, hereby promise and agree as follows:
1.	Acknowledgments of Employee.
     Employee acknowledges that, in connection with Employee’s employment and in consideration of this Agreement, Employee will receive substantial consideration, including but not limited to training, salary, cash bonuses and employee benefits, severance related to, and contingent upon Employee’s compliance with, the restrictive covenants herein, and the opportunity for future advancement in RPS. Employee further acknowledges that all benefits and potential benefits to Employee from employment are conferred by RPS upon Employee on condition of Employee’s willingness to commit Employee’s best efforts and loyalty to RPS, including abiding by the confidentiality, noncompetition and other provisions hereof. Employee also acknowledges that any breach by Employee of this Agreement will constitute a violation of the terms and conditions of the employment relationship between Employee and RPS and may result in the immediate

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termination by RPS of the employment relationship which is “at-will”, including salary and benefits. Employee further acknowledges that, in the event of any violation of this Agreement by Employee, monetary damages alone will be inadequate to compensate RPS and RPS shall be entitled to injunctive relief against Employee in addition to any other remedies provided by law or in equity.
2.	Confidential Business Information and Trade Secrets
     a. Employee recognizes and acknowledges that during the term of employment with RPS, Employee will have access to, learn, be provided with and, in some cases, will prepare and create certain confidential and proprietary business information and trade secrets of RPS, including but not limited to business methods, trade secrets, confidential information, ideas, inventions or research and development information; client and candidate information; client and candidate lists; and prospective client and candidate lists and information; the terms of contracts and proposals; product technology and product development strategies; notes, know-how, processes or techniques; pricing policies, methods of delivering services and products, marketing and sales methods and strategies; identities or lists of RPS employees, contractors, agents, representatives and investors; employment, payroll and salary structure/compensation information; forecasts, budgets, projections and other non-public financial information; information about the internal organization and business structure of RPS and the work assignments or capabilities of RPS employees and officers; expansion plans, management policies and other business strategies and policies, software configurations, computer codes and instructions, computer inputs and outputs (regardless of the media on which stored or located), and computer processing systems, techniques, designs, architecture, and interfaces; and any other information which, if divulged to a third party, could have an adverse impact on RPS, or on any third party to which RPS owes a confidentiality obligation, all of which are of substantial value to RPS (the “Confidential Information”).
     b. Employee understands and agrees that if, during employment or at any time thereafter, Employee discloses to third parties, uses for Employee’s own benefit or for the benefit of third parties, or copies or makes notes of any of the Confidential Information except as may by required by Employee’s duties with RPS or by law or legal process, such conduct shall constitute a breach of the confidence and trust bestowed upon Employee by RPS, and Employee expressly agrees that injunctive relief, in addition to any other remedies provided by law or in equity, shall be necessary and appropriate.
     c. Employee agrees that she will not, at any time, whether during or after her employment with RPS, directly or indirectly, use, publish, disclose, reveal or otherwise make available in any manner whatsoever to any person or entity, whether in oral, written, graphic, electronic or other form, any Confidential Information, except that which is public knowledge, of or relating to the business of RPS without the express prior written consent of RPS, unless required by law or legal process.
     d. In the event Employee is served with a subpoena or other legal process that may require Employee to disclose Confidential Information, Employee agrees to immediately provide the Company with notice of such event in order to permit the Company an opportunity to seek appropriate relief to prevent the disclosure of its Confidential Information.
     e. Employee agrees to return to RPS, either before or immediately upon the termination of Employee’s employment with RPS (regardless of the manner of such termination), or at any other time upon the request of RPS, any and all written information, materials or

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equipment which constitutes, contains or relates in any way to the Confidential Information and any other documents, equipment and materials of any kind relating in any way to the business of RPS which are or may be in the possession, custody and control of Employee and which are or may be the property of RPS, whether confidential or not, including any and all copies thereof.
3.	Non-competition.

Employee agrees that:
          a. During Employee’s employment with RPS, Employee will not compete in any way with RPS, directly or indirectly, and will not consult with or accept employment with or have any interest in any business, firm, person, partnership, corporation or other entity (“Business”), whether as an employee, officer, director, shareholder (with the exception of less than 5% of the shares of public companies whereby Employee’s ownership existed prior to the date of this Agreement), agent, security holder, creditor, consultant or otherwise (“Interested Person”), which engages in the performance of or provides the same or similar service or products as provided by RPS to any individual or entity or which competes with RPS, directly or indirectly, in any aspect of RPS’s business.
          b. During the Employee’s employment with RPS, and (i) to the extent Employee is terminated by the Company under circumstances that would permit the Employee to receive severance, or Employee terminates for Good Reason then for the period during which severance is payable to Employee (which period shall be either six or twelve months pursuant to the terms of the Employee’s Employment Agreement); and (ii) for the twelve month period following Employee’s resignation from employment, for other than Good Reason or termination for Cause (as defined in Employee’s Employment Agreement), Employee, without the express prior written consent of RPS, will not compete in any way with RPS, directly or indirectly, and will not consult with, accept employment with, or have any interest in any Business, whether alone or as an Interested Person, which engages in the performance of or provides the same or similar services as provided by RPS to any individual or entity or which competes with RPS, directly or indirectly, in any aspect of the business of RPS within the United States. Employee specifically agrees to the above geographic restriction since the principal means by which RPS business is conducted is through email, telephonic and mail communications. The time periods identified in Sections 3(b)(i) and (ii) herein shall be referred to as the “Restricted Period”).
          c. During the Employee’s employment with RPS and for a period of twelve (12) months) following the date that Employee ceases to be employed by RPS for any reason, Employee will not, without the express prior written consent of RPS, directly or indirectly, whether alone or as an Interested Person, solicit, induce, divert, take away, or render competing services to any current client or recruitment candidate of RPS or a prospective client or recruitment candidate of RPS with whom RPS dealt, contacted or solicited within two (2) years preceding Employee’s termination of employment with RPS.
          d. During the Employee’s employment with RPS and for a period of twelve (12) months Employee ceases to be employed by RPS for any reason, Employee will not, without the express prior written consent of RPS, directly or indirectly, whether alone or as an Interested Person, solicit, induce, divert, take away, or render competing services to any current client or recruitment candidate of RPS or a prospective client or recruitment candidate of RPS with whom Employee dealt, contacted or solicited on behalf of RPS within two (2) years preceding Employee’s termination of employment with RPS.

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          e. During the Employee’s employment with RPS and for a period of two (2) years following the date that Employee ceases to be employed by RPS for any reason, Employee will not, directly or indirectly, whether alone or as an Interested Person, solicit, attempt to solicit or otherwise influence or attempt to influence, any of RPS’s recruitment candidates or personnel (including but not limited to RPS’s employees, contractors, consultants or agents) to apply for or accept any employment or consulting positions with Employee, any Business or other entity or individual with whom Employee is connected.
          f. Employee shall not, at any time during or after Employee’s employment with RPS, make or publish any negative or disparaging statements or communications about RPS or any director, officer or employee of RPS.
4.	Representations of Employee.
     Employee hereby represents that Employee has read and fully understands Employee’s duties and obligations as set forth herein and that such duties and obligations would not unduly · restrict or curtail Employee’s legitimate efforts to earn a livelihood following any termination of Employee’s employment with RPS.
5.	Remedies.
     The parties hereto agree to the reasonableness of the restrictions, duties and obligations set forth above and acknowledge that each party has obtained all professional advice that such party deems necessary for full understanding of the consequences hereof and thereafter voluntarily executed and entered into this Agreement. In the event of a breach of this Agreement, Employee agrees that RPS shall be entitled, in addition to any other available remedies, to temporary and permanent injunctive relief without the necessity of posting a bond and to expedited discovery. Notwithstanding the foregoing, if any court shall determine such restrictions to be unreasonable, the parties agree to the reformation of such restrictions by the court to limits that it finds to be reasonable and that Employee will not assert that such restrictions should be eliminated in their entirety by such court. In addition, in the event that Employee breaches paragraph 2 and/or paragraph 3 of this Agreement pertaining to Confidential Business Information, Trade Secrets and Noncompetition, or violates or fails to fulfill and perform any terms or conditions of those paragraphs, Employee agrees that the damages arising as a consequence of each violation or breach may be difficult to ascertain and that therefore RPS shall be entitled to liquidated damages in the amount of Five Thousand ($5,000.00) Dollars or shall be entitled to its actual or real damages, as determined by a court of competent jurisdiction. Further, if RPS enforces any of the above provisions that have a fixed term, then such term will be extended for a period of time equal to the duration of the breach and the damages resulting therefrom.
6.	Assignment of Intellectual Property Rights.
     a. If at any time or times during Employee’s employment, he shall (either alone or with others), make, conceive, create, discover, develop, invent or reduce to practice any invention, drawing, model, contrivance, structure, specification, modification, discovery, creation, idea, concept, design, development, improvement, process, software program, work of authorship, patent, patent application, documentation, research, information, formula, data, or any other items, work or contribution (“Developments”), whether patented or patentable (whether by renewal or otherwise), registered or registrable (whether by renewal or otherwise), or protected or capable of protection under patent, copyright, trademark or similar statutes or subject to

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analogous protection (“Legal Protection”) that (i) relates to the business of RPS (including, without limitation, any of the products or services being developed, manufactured or sold by RPS) or any client of, or supplier to, RPS, or which may be used in relation with any of the foregoing; (ii) results from tasks assigned to Employee by RPS; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by RPS, such Developments, and the entire unencumbered right, title and interest that Employee may have or acquire therein in any country throughout the world, and their resulting benefits (collectively, “Rights”) are and shall immediately become the sole and absolute property of RPS, as ''work made for hire” or otherwise.
     b. To the extent that any Rights in or to any Development do not vest automatically in RPS under this Agreement or at law Employee shall, at the request of RPS, promptly assign and transfer to RPS or its nominee all Rights in or to such Development.
     c. Employee hereby irrevocably assigns to RPS, without further compensation, all of Employee’s Rights with respect to the Developments. To ensure RPS’s ownership of the” Developments, Employee shall promptly:
i.	Disclose each Development to RPS (or any persons or entities designated by it), and without disclosing the same to others, communicate to RPS, without cost or delay, and without disclosing the same to others, all available information relating to the Developments (with all necessary plans and models); and
ii. During Employee’s employment and at any time or times thereafter, at the request of RPS, sign, execute, make and do all such deeds, documents, acts and things as RPS and its duly authorized agents may reasonably require to (a) apply for, obtain, register, vest, renew and restore, in the name of RPS alone (unless RPS otherwise directs), any Rights with respect to the Developments under Legal Protection in any country throughout the world; and (b) provide reasonable assistance to RPS in defending any judicial, opposition or other proceedings, petitions or applications in respect of such Legal Protection relating to a Development, or the revocation thereof at RPS’s cost and expense.
     d. In the event RPS is unable, after reasonable effort, to secure Employee’s signature on any application for Legal Protection relating to a Development, whether because of Employee’s physical or mental incapacity, Employee hereby irrevocably appoints RPS and its duly authorized officers and agents as Employee’s agent and power of attorney, to act for and in Employee’s behalf and to execute and file any such applications or other documents and to do all other lawfully permitted acts to further the issuance and prosecution of Legal Protection thereon with the same legal force and effect as if executed by Employee.
7.	General.
a.	No failure on the part of any party to exercise and no delay in exercising any right, power or remedy shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy.

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b.	This Agreement sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements and representations, whether oral or written. Notwithstanding the foregoing sentence, this Agreement shall be read in conjunction with the Employee’s Employment Agreement and Incentive Stock Option Award Agreement.

c.	This Agreement shall not be modified, supplemented or terminated orally, but only by an agreement in writing signed by all of the parties hereto.

d.	Any headings preceding the text of the several paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

e.	If any terms or provisions of this Agreement shall be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

f.	This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, and Employee hereby consents to exclusive personal jurisdiction and venue within the Commonwealth of Pennsylvania, or the United States District Court for the Eastern District of Pennsylvania.

g.	This Agreement shall be binding upon Employee and all of Employee’s heirs and legal representatives and shall be binding upon and inure to the benefit of RPS and its successors and assigns.

h.	Any notices required or permitted pursuant to this Agreement shall be sufficient if hand-delivered or if sent by RPS by certified mail, postage prepaid, to Employee’s then-current residential address as shown in the employment records of RPS, and if sent by Employee by certified mail, postage prepaid, to the headquarters of RPS. All notices given hereunder shall be deemed given on the day of hand-delivery or three (3) days after being sent by certified mail. Either party may change its address and must give the other party written notice of said change.
(Signature page is on the following page)

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     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first written above.

Research Pharmaceutical Services, Inc.

By:	/s/ Daniel Perlman

Name:	Daniel Perlman

Title:	CEO

Date:	5/28/06

/s/ Harris Koffer

Harris Koffer, Pharm.D

5/28/06

Date

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